Exhibit 10.4.2

                                              <Logo Newriders SM>
                         August 22, 1997

William R. Nordstrom
National Investors Council
1501 Westcliff Drive, Suite 305
Newport Beach, CA 92660

Dear Bill:

     With the consent of the Board of Directors of Newriders, Inc. (the "Company"), by this letter ("Letter Agreement"), I am formalizing the terms and conditions pursuant to which you have agreed to become a member of the Board and the Executive Vice President of Finance and Administration of the Company.

     We have agreed on the following terms and conditions:

     1. Position: Director and Executive Vice President of Finance and Administration.

     2. Term: Effective as of July 8, 1997 (the "Effective Date") and continuing until thirty days notice given by either party to the other. The foregoing term of this agreement shall be subject to earlier termination by the Company for "cause" (as defined below) and by you for "good reason" (as defined below).

     3. Base Salary: $150,000 annually, with the salary being initially deferred until, in the judgment of the Executive Vice President of Finance and Administration, the Company has sufficient cash flow to begin to pay your salary and all other executive salaries that have been deferred, on a pro rata basis. A list of the other deferred executive salaries as of the date hereof and projected into the future has been provided to you.


     1040 East Herndon Avenue, Suite 102 * Fresno, CA 93720
               * (209) 447-4557 FAX: (209) 447-4553
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Mr. William R. Nordstrom
August 20, 1997
Page 2

     4. Expense Reimbursement: While serving as Executive V.P. of Finance and Administration you will be entitled to reimbursement on a current basis for specific business expenses reasonably incurred on behalf of the Company.

     5. Lack of Exclusivity: The Company recognizes that you are presently involved in certain other business activities which you are in the process of concluding in an orderly manner. The Company will expect you to devote a sufficient percentage of your productive time as necessary to properly attend to the Company's business during this interim period and full time thereafter, subject to a reasonable amount of time devoted to acting as Chairman of the Board of National Investor's Council.

     6. Benefits: You shall be entitled to the same benefits package as and when it becomes available to other executive officers.

     7. Stock Options: Upon your execution of this Letter Agreement, the Company agrees to issue to you options to purchase 500,000 shares of Newriders, Inc. common stock for an option price of $2.50 per share (the "Options"). The Options will vest in five increments of 100,000 shares each, upon the date on which the Company's total market capitalization reaches the following levels:

Total Market Capitalization                   Option Increment
---------------------------                   ----------------
        $ 150,000,000                               100,000
          300,000,000                               100,000
          500,000,000                               100,000
          750,000,000                               100,000
        1,000,000,000                               100,000

The Options shall be subject to the following additional terms:

          a. Any vested Options will be exercisable by you (or your successors by the laws of descent and distribution) in whole or in part for a period of ten (10) years following the date on which they vest, whether or not you remain as an officer or director of the Company.

          b. Provided that you do not voluntarily terminate your position and are not terminated for cause, for a period of three years from the effective date of this Agreement, then whether or not you are still serving as Executive Vice President of Finance and Administration of the Company, the Options will vest in you upon attainment by the Company of the above stated market capitalization levels. For example, if four years from the date hereof, having completed three years as Executive V.P. of

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Mr. William R. Nordstrom
August 20, 1997
Page 3

Finance and Administration, the Company achieves a total market capitalization of $500,000,000 your option to purchase an additional 100,000 shares (in addition to 200,000 shares which previously would have vested) will become fully vested and you will have ten years from that date within which to exercise your option. If, prior to completion of three years of service as Executive V.P. of Finance and Administration, you voluntarily terminate (without "good reason") your position as Executive V.P. of Finance and Administration or are terminated by the Company for "cause", any unvested Options shall thereupon terminate and be of no further force or effect.

          c. Unless prohibited by applicable securities laws, the Options shall become subject to registration on the initial form S-8 filed by the Company.

          d. In the event the Company becomes a party to a "change in control agreement" (as defined below), all of the unvested Options shall become immediately vested; upon such vesting, the Company shall, at its election, either (i) permit you to purchase any or all of the shares covered by the Options concurrent with the consummation of the change in control agreement in which you will be entitled to participate, (ii) purchase or cause the purchase of the Options for an amount equal to the difference obtained by subtracting the exercise price of the Options from the fair market value of the shares which are the subject of the Options on the date of closing of such change in control agreement, or (iii) if the other party to the change in control agreement is a public corporation with a market capitalization of at least $1 billion, arrange for equivalent fully vested options (without restrictions on the resale of shares obtained upon exercise of such Options) to be issued by the other party to the change in control agreement. A "change in control agreement" refers to an agreement which provides for a merger or consolidation to which the Company is a party and following the consummation of which the shareholders of the Company immediately prior to such transaction do not own a majority of the outstanding shares of common stock of the Company, or any other sale of the majority of the outstanding shares of the common stock of the Company, or the transfer of all or substantially all of the assets of the Company, or the Company's liquidation or dissolution. Consummation of the transaction under discussion with Paisano Publications will not constitute a change in control.

          e. In addition to any other methods of exercise which may be provided for generally in any stock option plan the Company may adopt and subject to the foregoing, you will be entitled to exercise the Options in whole or in part by either (i) using existing shares of the Company's common stock, meaning that you may deliver common shares of the Company already owned by you with an aggregate fair market value on

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Mr. William R. Nordstrom
August 20, 1997
Page 4

the date of exercise equal to the purchase price and/or (ii) effecting a "cashless exercise," meaning that you may surrender the Options and receive a number of shares of common stock equal to the full number of shares of common stock subject to the surrendered Options less that number of shares having an aggregate fair market value on the date of exercise equal to the purchase price.

          f. The Options shall be subject to standard anti-dilution provisions which shall be the same as those contained in the Company's stock option plan when adopted.

     For purposes of this Letter Agreement, "good reason" shall mean any of the following:

                (1) Your failure to be re-elected to the Board of Directors or removal from the Board of Directors by action of the shareholders of the Company.

                (2) Failure of the Company to implement and follow agreed upon policies of corporate governance.

                (3) Failure of the Company to make substantial progress in implementing its business plan as set forth in the Form 10 filed with the Securities and Exchange Commission or as otherwise modified by the Board of Directors of the Company.

                (4) There is internal discord among the members of the Board of Directors and policies material to the conduct of business of the Company are adopted by the Board which are opposed by you.

                (5) There is a material adverse change in the business or financial condition of the Company or its business prospects.

                (6) The Company is sued or otherwise engages in business activity which in your judgment exposes members of the Board of Directors to personal liability not covered by insurance.

                (7) The Company shall engage in activities in violation of law.


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Mr. William R. Nordstrom
August 20, 1997
Page 5

               (8) The Company shall fail to maintain in effect directors and officers liability insurance in an amount of $20,000,000 (subject to a retention of $250,000), and subject to other terms and conditions and exclusions acceptable by you.

               (9) The Company shall breach the terms of this Letter
Agreement.

     For purposes of this Letter Agreement, "cause" shall mean:

               (1) Your conviction of, or entry of a plea of guilty or nolo contendere for any felony crime involving moral turpitude.

               (2) Your commission of any act of dishonesty or fraud which is materially detrimental to the Company's business or goodwill.

               (3) Your willful failure or refusal to perform your duties as required by this Letter Agreement.

     Any dispute which may arise with respect to this Letter Agreement shall be resolved by arbitration to be conducted in Orange County, California pursuant to the provisions of California Civil Code of Procedure 1280 et seq. The prevailing party in any such proceeding shall be entitled to recover its attorneys fees, in addition to its costs in the proceeding.

                                       Very truly yours,

                                       /s/ John Martin
                                       -------------------
                                           JOHN MARTIN
                                           Chairman and CEO
                                           Newriders, Inc.

AGREED AND ACCEPTED THIS 26 DAY OF AUGUST, 1997:

/s/ William R. Nordstrom
-------------------------
WILLIAM R. NORDSTROM